UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 19, 2015

Samson Oil & Gas Limited

(Exact name of registrant as specified in its charter)

Australia	001-33578	N/A
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(I.R.S. Employer Identification Number)

Level 16, AMP Building, 140 St Georges Terrace Perth, Western Australia 6000
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:  +61 8 9220 9830

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.03.	Material Modification to Rights of Security Holders.

The Board of Directors of Samson Oil & Gas Limited has approved a change in the number of its ordinary shares represented by American Depositary Shares from 20 ordinary shares per American Depositary Share to 200 ordinary shares per American Depositary Share. The change in exchange ratio for the ADSs, which will continue to trade on the NYSE MKT, reduces the number of outstanding ADSs from 102,900,833 to approximately 10,290,000.

On March 19, 2015, the company issued a press release announcing the ratio change. A copy of the press release is filed herewith as Exhibit 99.1.

The new ADS to ordinary share ratio of 1 for 200 will be effective prior to the commencement of trading on the NYSE MKT on Monday, March 30, 2015. Holders of the company’s ordinary shares, which are traded on the Australian Securities Exchange, are entirely unaffected by the new exchange ratio for ADSs.

No fractional shares will be issued to holders of ADSs. ADS holders who would otherwise hold fractional ADS will receive a cash payment in lieu of such fractional share. The cash in lieu rate will be set when the depositary (BNY Mellon) sells the ADSs that would otherwise have been issued as fractional shares in one or more market trades.

ADS holders with shares held in book-entry form or through a bank, broker or other nominee are not required to take any action and will see the impact of the change to the ADS ratio reflected in their accounts after March 30, 2015. Beneficial holders may contact their bank, broker or nominee for more information. ADS holders with shares held in certificate form may exchange their stock certificates for book-entry shares representing the shares of common stock resulting from the change in the ADS ratio. Shortly after March 30, 2015, such ADS holders will receive a Letter of Transmittal and instructions for exchanging their certificates from the depositary.

Item 9.01 Financial Statements and Exhibits.

Exhibit No.	Description
99.1	Press release, dated March 19, 2015

2

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 20, 2015

Samson Oil & Gas Limited

	By:	/s/ Robyn Lamont
Robyn Lamont
Chief Financial Officer

3